EXHIBIT 5.1
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

December 16, 2011

Harbinger Group Inc.
450 Park Avenue
New York, NY 10022

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Harbinger Group Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”).  You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement relates to the registration under the Act of up to 17,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the Harbinger Group Inc. 2011 Omnibus Equity Award Plan as amended to date, (the “2011 Plan”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.      the Registration Statement; and

2.      the 2011 Plan and the forms of award agreements therein.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and the by-laws of the Company, as amended, certified by the Company as in effect on the date of this letter, and a copy of the resolutions of the board of directors of the Company relating to the issuance of the Common Stock and the approval of the 2011 Plan by the Company, certified by the Company, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below.  We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that, when issued in accordance with the terms of the 2011 Plan and any applicable award agreement under the 2011 Plan, the Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/S/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP